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                                                                    EXHIBIT 99.6



                  [FORM OF GOLDMAN, SACHS & CO. CONSENT]


June [ ], 2001


Board of Directors
Wachovia Corporation
100 North Main Street
Winston-Salem, NC 27101

Re: First Union Corporation Form S-4

Ladies and Gentlemen:

   Reference is made to our opinion letter dated May 22, 2001 with respect to our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of the common stock, par value $5.00 per share (the "Shares"), of Wachovia Corporation (the "Company" or "Wachovia") of the exchange ratio of 2.00 shares of the common stock, par value $3.33 1/3 per share, of First Union Corporation ("First Union") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of April 15, 2001, between First Union and the Company as amended by an amendment dated May 22, 2001 (the "Agreement").

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio from a Financial Point of View", "Background of the First Union/Wachovia Merger", "Recommendation of Wachovia's Board and Its Reasons for the First Union/Wachovia Merger" and "Opinion of Wachovia's Financial Advisors" and to the inclusion of the foregoing opinion as an appendix to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended.

   In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          _____________________________________